EXHIBIT 10.41


                              ENGAGEMENT AGREEMENT

                             LIFERATE SYSTEMS, INC.

                                 (the "COMPANY")

This Engagement Agreement (the "Agreement") confirms the COMPANY's retention of Manchester Financial Group, Inc. ("MFGI"), for a minimum period of six months from the date hereof, as its exclusive agent to assist it with a merger, sale, exchange, combination, or any similar transaction related to the COMPANY, and as its non-exclusive agent with respect to financing transactions. After six months, MFGI will proceed on a month-to-month basis until the COMPANY provides MFGI with written 30-day notice of termination of this Agreement. Notwithstanding the foregoing, this Agreement will terminate upon completion of a Transaction, as defined below.

1. MFGI'S PERFORMANCE. Throughout the course of its engagement, MFGI will follow all Process Guidelines set forth in Exhibit A.

2. TYPES OF TRANSACTIONS COVERED. Transactions covered under this Agreement (individually, a "Transaction" and collectively, "Transactions") include any financing, sale, exchange or other disposition of all or a material (more than 25 percent) portion of the COMPANY, whether accomplished by a sale of assets or stock by or through the COMPANY and/or its shareholders (in a single transaction or one or more series of related transactions), and shall include without limitation any merger, tender or exchange offer, joint venture, equity investment, or recapitalization, or any other transaction, the effect of which is to change the control or ownership of the COMPANY. If a Transaction is completed during the term of this Agreement, MFGI shall be entitled to its Accomplishment Fee provided herein.

3. EQUITABLE AGENCY PROTECTION PERIOD. If within a period of twelve (12) months following termination of this Agreement, the COMPANY or its shareholders enter into an agreement in principle to consummate a Transaction with an MFGI Prospect, MFGI Accomplishment Fee shall be due and payable in full upon closing of such Transaction pursuant to section 6 below. For purposes of record keeping and monitoring only, within approximately 30 days of the expiration of this Agreement, MFGI will provide the COMPANY with a protective list of MFGI Prospects.

4. MFGI PROSPECT DEFINED. For purposes of this Agreement, "MFGI Prospect" includes any party or parties: (i) whom MFGI contacts on the COMPANY's behalf hereunder; (ii) with whom the COMPANY or its shareholders have any discussions relative to a possible Transaction during the term of this Agreement or the one-year period prior to the date of the Agreement; or
      (iii) who participate in a Transaction wherein the services of MFGI are utilized by the COMPANY or its shareholders. MFGI Prospects also include companies and individuals affiliated with any party

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      described in (i), (ii), (iii) above. The COMPANY agrees to provide to MFGI the names of all parties who have contacted the COMPANY or, to the COMPANY's knowledge, any of its shareholders have contacted relative to a possible Transaction in the one-year term prior to the date of this Agreement, or during the period of this Agreement for the purpose of pursuing a Transaction.

5. ACCOMPLISHMENT FEE AND TOTAL CONSIDERATION. The Accomplishment Fee payable by COMPANY to MFGI at closing of a Transaction shall be calculated as provided on Exhibit B. The retainer paid pursuant to Section 7 shall be credited against the Accomplishment Fee. MFGI's Accomplishment Fee shall be based upon the total consideration ("Total Consideration") provided, paid or payable directly or indirectly to the COMPANY and/or its shareholders (including holders of options or other stock rights), in connection with, or in anticipation of, the Transaction, regardless of how allocated or the form of consideration, and shall specifically include without limitation:

            (e) Cash paid and securities transferred to the COMPANY and/or its shareholders at closing;

            (f) In the case of a sale of stock by the COMPANY'S shareholders, all long-term debt and capital lease obligations of the COMPANY including the current portions thereof. In the case of a sale of assets, all liabilities of the COMPANY, other than trade payables and accrued operating expenses, which are assumed by the buyer;

            (g) In the case of a Joint Venture, the COMPANY's pro rata equity interest in the enterprise value of the joint Venture calculated as the sum of (i) the Joint Venture's debt and (ii) the fair market value of the partners' capital contributions to the Joint Venture. For purposes of this section, "Joint Venture" shall mean any joint undertaking between the COMPANY and a MFGI Prospect involving the pooling of assets of efforts for a shared economic goal;

            (h) In the case of a Reverse Merger in which the stockholders of the COMPANY continue to own shares of the COMPANY, the product of the fully diluted shares held by those shareholders of the COMPANY who were shareholders of the COMPANY at the time of the Transaction and the average closing price of those shares during the four weeks (20 trading days) immediately following the closing of the Transaction. For purposes of this section, "Reverse Merger" shall mean the statutory combination of one or more entities with and into the COMPANY, with the surviving entity being the COMPANY;

            (i) The net present value (applying a discount rate equal to the then prevailing prime rate as quoted in THE WALL STREET JOURNAL) of scheduled payments provided for in any leases by the purchaser of assets owned and retained by the COMPANY, its shareholders, or any affiliates thereof;

            (j) All deferred installments of the purchase price including promissory notes;

            (k) Any portion of the Total Consideration held in escrow subsequent to closing;

            (l)   All non-compete compensation and the like;


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            (m)   Future payments that are contingent on the future earning or operations of the COMPANY, with such payments included in Total Consideration based on the net present value of such payment stream by application of a 15 percent per annum discount rate;

            (n) The value of any retained or acquired interest in the COMPANY or its successor, or the right to acquire such interest; and

            (o) Any extraordinary compensation to be paid to COMPANY and/or its shareholders or affiliates thereof for services rendered subsequent to closing.

6. PAYMENT OF ACCOMPLISHMENT FEE. Except as otherwise provided below, MFGI's Accomplishment Fee shall be paid in cash at closing. In the event that all or a portion of the Total Consideration includes capital stock, securities or other property (other than installment notes), the portion of MFGI's Accomplishment Fee attributable thereto, shall be payable at closing in cash, based on the fair market value of such non-cash items as determined by mutual agreement of the parties. In the event the parties are unable to agree on the fair market value, MFGI shall have the option to receive payment in like kind, or to cause an independent appraiser acceptable to the COMPANY to determine fair market value, the expense of which appraisal shall be shared equally by the parties. In the event the Transaction is a Reverse Merger, payment of the estimated Accomplishment Fee (based on the closing price for those shares on the date of closing), shall be made at closing, with a final adjustment to occur 30 days following the closing of the Transaction.

7. RETAINERS AND EXPENSES. The COMPANY shall pay MFGI a retainer, monthly in advance, of $10,000 per month for the term of this Agreement. The COMPANY shall also reimburse MFGI monthly for all reasonable out-of-pocket expenses incurred on behalf of the COMPANY within 30 days of request by MFGI. MFGI shall provide detailed monthly itemized summaries of expenses and supporting documents for which reimbursement is requested by MFGI. The COMPANY agrees that any unpaid payment (or portion thereof) of any fee, expense, retainer, or other amount payable to MFGI shall bear interest payable at the highest rate of interest permissible by law, but not to exceed 12 percent per annum, from the date that such payment is due hereunder to the date that said payment is paid in full.

8. INDEMNIFICATION. The COMPANY agrees not to assert claims against or recover from MFGI (which term, for purposes of this paragraph, includes its affiliates, directors, officers, shareholders and employees) for losses, claims, damages or liability to the COMPANY or its shareholders, arising out of or in connection with this engagement or performance by MFGI of services hereunder, and to indemnify and hold MFGI harmless against and from all losses, claims, damages or liabilities, and all actions, claims, proceedings and investigations in respect thereof (collectively, "Losses"), arising out of or in connection with this engagement or the performance by MFGI of services hereunder, and to reimburse MFGI for all reasonable legal and other out-of-pocket expenses as incurred by MFGI in connection with investigating, preparing or defending any such Losses, whether or not MFGI is names as a party


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      thereto; provided, however, that the COMPANY shall not be liable to the extent such Losses are finally determined by arbitration as herein provided to have arisen out of MFGI gross negligence or willful misconduct. If such indemnification is insufficient or unavailable, the COMPANY agrees to make contributions to any Losses paid or payable such that MFGI will not be liable for more than the Accomplishment Fee paid to MFGI.

9. RELIANCE AND CONFIDENTIALITY. In performing its services hereunder, MFGI shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the COMPANY or its advisors and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of assets. To the extent consistent with legal requirements, all information given to MFGI by the COMPANY, unless publicly available or otherwise available to MFGI without restriction or breach of any CONFIDENTIALITY AGREEMENT, will be held by MFGI in confidence and will not be disclosed to anyone other than MFGI and MFGI's advisors without the COMPANY's prior approval or used for any purpose other than those referred to in this Agreement.

10. ARBITRATION. The COMPANY and MFGI both agree that any dispute between them in any way relating to this Agreement shall be determined and settled by binding arbitration in accordance with the rules of the American Arbitration Association by a single arbitrator. All costs associated with any such disputes (including both parties' legal fees) shall be allocated between the parties by the arbitrators. All decisions and awards of the arbitrators shall be final and binding on both parties, and may be enforced by any court with jurisdiction.

11. CONFLICT OF INTEREST. The COMPANY hereby acknowledges that the Chairman of its Board of Directors is Chairman and Chief Executive Officer of Manchester Companies, Inc. which is the majority shareholder of MFGI. The COMPANY further acknowledges that it has consulted with its legal counsel regarding this potential conflict of interest.

12. REPRESENTATIONS. The COMPANY will in good faith use its best efforts to conduct any offer, offer for sale, and sale of securities in a manner intended to be in compliance with federal and state securities laws, rules and regulations. It is expressly intended that MFGI shall not be acting as a broker-dealer but is assisting the COMPANY in the management of its business affairs. MFGI is not a member of the National Association of Securities Dealers, Inc. and is not licensed as a broker-dealer in any state.

13. MISCELLANEOUS. This Agreement is transferable and assignable by MFGI to any corporation under common control and ownership with MFGI. Further, MFGI shall have the right to assign all or any part of its obligations under this Agreement with the consent of the COMPANY, such consent not to be unreasonably withheld, in the


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      event MFGI determines that part of the functions to be performed under this Agreement are required to be performed by a broker-dealer registered pursuant to federal or state law. Except as set forth in the preceding sentences, MFGI may not transfer or assign this Agreement. All questions arising hereunder shall be determined according to Minnesota Law. Facsimile copies of the Agreement signed in counterpart shall be considered for all purposes, including delivery, as originals. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The provisions of this paragraph and Paragraphs 3, 6, 8, 9 and 10 will survive the termination of this Agreement.


Executed and agreed to this 20th day of August, 1998 by:



LIFERATE SYSTEMS, INC.                   MANCHESTER FINANCIAL GROUP, INC.



By:  /s/ Daniel A. Pelak                 By:  /s/ Kenneth Wittz
    ---------------------------------        ---------------------------------
Its: Board of Directors                  Its: Managing Director
    ---------------------------------        ---------------------------------


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                                    EXHIBIT A

                                       to

                              Engagement Agreement


                        MANCHESTER FINANCIAL GROUP, INC.


                                       and


                             LIFERATE SYSTEMS, INC.


                               PROCESS GUIDELINES


I.    ALL SERVICES:

      (a) Maintain strict confidentiality of all financial and other proprietary information, data, and materials relating to the COMPANY except as provided below.

      (b) Familiarize itself with the business, operations, physical assets, financial condition and prospects of the COMPANY.

      (c) Not share with any MFGI Prospect any confidential information relating to the COMPANY unless the MFGI Prospect has executed a CONFIDENTIALITY AGREEMENT in a form pre-approved by the COMPANY.

      (d) Prepare an EXECUTIVE SUMMARY for the COMPANY, and other analyses and data as may be reasonably requested by MFGI Prospects, the final drafts of which will be presented to the COMPANY for its approval; provided, however, that the EXECUTIVE SUMMARY prepared by MFGI is the sole property of MFGI and may not be reproduced or distributed to parties other than the COMPANY's shareholder, officers, directors, employees and representatives without Agents prior written consent.

      (e) Not make any representations regarding the COMPANY or provide any written information regarding the COMPANY, with the exception of documents filed with the Securities and Exchange Commission, without the prior approval of the COMPANY.


II.   SALE SERVICES:


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


      (a) Assist the COMPANY in developing a list of potential buyers whom is believed in good faith to be financially qualified and potentially interested in participating in a Transaction.

      (b) Contact MFGI Prospects on the COMPANY's behalf and, as appropriate, arrange for and orchestrate meetings between MFGI Prospects and the COMPANY.

      (c) Work in the capacity outlined above with the COMPANY's legal counsel, accountants, and other advisors as reasonably requested and directed by the COMPANY.

      (d) Present to the COMPANY all proposals from MFGI Prospects and make recommendations as to the COMPANY's appropriate negotiating strategy and course of conduct.

      (e) Assist in all negotiations and in all document review as reasonably requested and directed by the COMPANY.

      (f) THE COMPANY OR ITS SHAREHOLDERS HAVE THE RIGHT TO REJECT ANY AND ALL OFFERS SUBMITTED TO MFGI.


III.  FINANCING SERVICES:

      (a) Assist the COMPANY in identifying prospective institutional lenders/investors.

      (b) Contact institutional lenders/investors on the COMPANY's behalf and, as appropriate, arrange for and orchestrate meetings between the COMPANY and the institutional lenders/investors.

      (c) Work with the COMPANY's legal counsel, accountants, and other advisors as reasonable requested and directed by the COMPANY.

      (d) Present to the COMPANY all proposals from institutional lenders/investors and make recommendations as to the COMPANY's appropriate negotiating strategies and course of conduct.

      (e) Assist in negotiations, due diligence and document review as reasonable directed and requested by the COMPANY.

      (f) THE COMPANY OR ITS SHAREHOLDERS HAVE THE RIGHT TO REJECT ANY AND ALL PROPOSAL SUBMITTED TO MFGI.


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                                    EXHIBIT B

                                       to

                              ENGAGEMENT AGREEMENT

                        MANCHESTER FINANCIAL GROUP, INC.

                                       and

                             LIFERATE SYSTEMS, INC.


                                  FEE STRUCTURE


If a Transaction, other than a financing, is completed the following fee shall be paid to MFGI.

         5 percent (5%) of the first $2 million of Total Consideration. 4 percent (4%) of the second $2 million of Total Consideration. 3 percent (3%) of the third $2 million of Total Consideration. 2 percent (2%) of the fourth $2 million of Total Consideration.
             1 percent (1%) of Total Consideration over $8 million.


In the event the Transaction is a sale to Medtronic, Inc. pursuant to the existing contractual rights of first offer or first refusal, MFGI shall be paid an Accomplishment Fee equal to three percent (3%) of the Total Consideration.



                          FINANCING ACCOMPLISHMENT FEE


If the Transaction involves debt or equity financing the following introduction fee shall be paid to MFGI:

           (i)    Two percent (2%) of all senior debt.
           (ii)   Five percent (5%) of all junior debt.
           (iii)  Eight percent (8%) of all equity or equity equivalent capital.